PURCHASE AND SALE AGREEMENT

THIS AGREEMENT CONTROLS THE TERMS FOR CONVEYANCE

OF REAL PROPERTY - READ CAREFULLY BEFORE SIGNING

Kennewick, Washington

November 25, 2013

T3 Ag Investments, LLC, a Washington limited liability company and/or its assigns ("Purchaser"), hereby offers to purchase from Snake River Vineyards, a Washington joint venture, ("Seller"), all that certain real property and improvements described herein, on the terms set forth below in this Purchase and Sale Agreement (the “Agreement”). Snake River Vineyards is composed of the following entities:

1.         PROPERTY. Those certain parcels of real property (the “Land” or “Property”) located within Walla Walla County, state of Washington, consisting of 3,097.32 assessed acres, more or less. The Land is separately identified and legally described in Exhibit 1, which is attached hereto and incorporated herein by this reference as though fully restated at length.

TOGETHER WITH all buildings, fixtures and appurtenant additions as depicted on Exhibit 6 (“the Improvements”) to the Land including: permanent plantings of apples and concord grapes as depicted on Exhibits 4 and 5.

TOGETHER WITH all incorporeal rights in the Property (“the Incorporeal Rights”), including, without limitation, all mineral rights, if any are owned by the Seller, and all water and water rights, including domestic water rights and wells, ditches, appropriations, franchises, privileges, permits, licenses and easements owned by Seller, including, but not limited to, any water certificates or other permits or rights issued by the state of Washington, or by the United States or by any irrigation district.

TOGETHER WITH all tangible personal property associated with the farming operation or any improvements located on the Property (the “Personal Property”) to the extent listed in Exhibit 2 hereto, which is attached hereto and incorporated herein by this reference as though fully restated at length, including, without limitation, any equipment or personal property listed thereon, including all electrical and other apparatus associated with the operational requirements of the Property.

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TOGETHER WITH any irrigation or electrical supply parts owned by Seller and presently retained in inventory (“Inventory”) for on-going repairs of the systems located on the Property, whether or not the same is in use.

By way of clarification and not limitation, the Property, Improvements, and Incorporeal Rights are collectively referred to herein as the “Real Property”, the property described in Exhibit 2 are collectively referred to as the “Personal Property”, and all of the property rights described in this sentence, both real and personal, and including Inventory, are collectively referred to as the “Purchased Assets.”

If the legal description of the Property is erroneous, inaccurate or incomplete, the parties authorize the Closing Agent to correct the legal description to conform to the description disclosed by the preliminary commitment for Title Insurance; provided, however, that such correction shall not cause a reduction or increase of more than three percent (3%) in the total number of acres to be conveyed to Purchaser hereunder, and in the event of an acreage reduction or increase greater than said 3%, this Agreement shall be voidable at the option of the party against whom the disparity would otherwise operate.

2.          PRICE AND TERMS OF PAYMENT. The purchase price for the Purchased Assets is the sum of TWENTY-NINE MILLION THREE HUNDRED THOUSAND U.S. DOLLARS ($29,300,000.00) Purchaser shall have two options with regard to the terms of payment. The first option shall be Twenty-four Million Three Hundred Thousand Dollars ($24,300,000.00) payable in cash in the currency of the United States of America at closing and Five Million Dollars ($5,000,000) payable by way of a note and second mortgage. Note shall be payable interest only at five percent (5%) for five (5) years from date of closing when a balloon payment shall be due. Interest payments shall be due annually. The second option shall be TWENTY-NINE MILLION THREE HUNDRED THOUSAND U.S. DOLLARS ($29,300,000.00) payable in cash at Closing. Purchaser shall decide on option and inform Seller no later than April 1, 2014.

3.          ACCEPTANCE OF OFFER. Purchaser's offer may be accepted and executed by Seller on or before the 31st day of December, 2013, at 5:00 p.m., unless this offer is sooner withdrawn by Purchaser. If Seller does not accept this offer on or before said date and time, it shall thereupon be deemed canceled and have no further force or effect.

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4.          EARNEST MONEY. Upon Seller accepting this offer as required above, Purchaser shall immediately deposit with Chicago Title Insurance Company ("the Closing Agent") the sum of One Hundred Thousand Dollars ($100,000), in the form of check paid or delivered as "Earnest Money", which shall be a credit against the purchase price at Closing for the purchase of the Purchased Assets. The Earnest Money shall be forfeited to Seller only if Purchaser fails without legal cause to close pursuant to the terms of this Agreement. The Earnest Money is otherwise subject to refund to Purchaser. Neither forfeiture nor refund of the earnest money shall be exclusive remedies in the event of a breach of this Agreement.

5.          PURCHASER'S REVIEW PERIOD. Within thirty (30) days after the acceptance and execution of this Agreement ("Execution Date"), Seller shall, at its sole cost and expense, provide to Purchaser correct and complete copies of all of the documents referred to in the Preliminary Commitment for Title Insurance (the “Title Commitment”). Within 10 business days after the Execution Date, Seller shall, at its sole cost and expense, provide to Purchaser in orderly fashion at Seller’s office correct copies of all contracts encumbering or benefiting the Real Property or that affect in a material way the use thereof (“the Contracts”), together with a complete list describing the Contracts. The Contracts shall include, without limitation, all legal and authoritative substantiation, permits or other documentation involving water rights or usage, all other material permits, applications or contractual obligation for the placement of the Land or any part thereof in any local, state or federal agricultural or farming program, and all leases of the Property or any part thereof. Said list shall be attached to this Agreement as Exhibit 3 and Exhibit 7 upon approval thereof by Purchaser. Exhibit 3 and Exhibit 7 are attached hereto and incorporated herein by this reference as though fully restated at length. The parties agree it is a material term of this Agreement that Seller timely provide the title documents and the Contracts to Purchaser.

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Purchaser shall have sixty (60) days from the Execution Date to review the Title Commitment and the Contracts at its sole cost and expense (the “Inspection Period”). On or before the end of the Inspection Period, Purchaser shall give notice to Seller specifying any objectionable terms in the Title Commitment or the Contracts, but only if (i) those terms materially and adversely affect the Real Property or Purchaser’s intended use thereof, or (ii) the document or the Contract is a title defect or encumbrance, or a lease, the terms of which are not acceptable to Purchaser, and which is not a Permitted Encumbrance under Section 8 of this Agreement. If no such notice of objections is given on or before the end of the Inspection Period, Purchaser, without regard to knowledge, shall have waived any objections to the terms of the Title Commitment and the Contracts except as otherwise specifically provided in this Agreement. If Seller receives timely notice from Purchaser of an objection to any such terms, Seller shall within five (5) business days of receipt of such notice (“Seller’s Response Period”) give notice to Purchaser that it will cure the term on or before Closing, or that Seller will not do so. If Seller refuses to cure any such term or fails to do so before Closing, Purchaser may waive such term and proceed to Closing or terminate this Agreement as Purchaser’s sole remedy.

The Parties acknowledge that the description of the Personal Property on Exhibit 2 is complete and includes all Personal Property intended to be sold hereunder.

Purchaser and Seller acknowledge and agree that Purchaser’s obligation to consummate this transaction is contingent upon Purchaser obtaining financing through traditional financing or an underwritten initial public offering pursuant to a Registration Statement filed with, and declared effective by, the U.S. Securities and Exchange Commission, upon terms thereof acceptable to Purchaser in its sole discretion (“IPO Financing”).

6.          ALLOCATION OF PURCHASE PRICE. The parties agree that the purchase price be allocated among the components of the Property as follows:

PERSONAL PROPERTY	$368,000
APPLE PLANTINGS (Exhibit 4)	2,783,000
CONCORD PLANTINGS (Exhibit 5)	4,942,000
BUILDINGS (Exhibit 6)	374,000
WATER PERMITS (Exhibit 7)	6,132,000
LAND	$14,701,000

TOTAL PRICE:	$29,300,000.00

7.           CLOSING /CLOSING AGENT. Subject in all cases to Purchaser’s completion of traditional financing or the IPO Financing, the closing (the “Closing”) may take place on or after the 1st day of April, 2014, but in no event later than November 15, 2014. At Purchaser’s option, the Closing may occur at an earlier date as determined by Purchaser. In the event that Purchaser exercises its option to close before April 1, 20014, then Purchaser shall be responsible for the prepayment penalty on Seller’s loan on the Property not to exceed $25,000.00. In no event shall Purchaser have the option to close prior to January 2, 2014. The Closing shall take place at the offices of Chicago Title Insurance Company, Kennewick, Washington (“the Closing Agent”), or such other location as mutually agreed upon by the parties.

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8.          TITLE; DEED; BILLS OF SALE. On the Closing Date, title of Seller to the Real Property shall be marketable and shall be conveyed by Statutory Warranty Deed, free of all encumbrances or defects, except: (i) rights reserved in federal patents, building or use restrictions consistent with current zoning (other than government platting and subdivision requirements), utility easements, and other easements not inconsistent with agricultural and associated storage use by Purchaser, and (ii) any lease that is accepted in writing by Purchaser and assigned in writing to Purchaser at Closing, (collectively, the “Permitted Encumbrances”). Title to Personal Property and Fixtures shall be conveyed by appropriate bills of sale or such other documents of transfer free and clear of encumbrances and defects of title except Permitted Encumbrances. Encumbrances and defects that are not Permitted Encumbrances shall be discharged by Seller from the purchase money payable to it by Closing Agent at Closing. Seller and Purchaser shall deposit with Closing Agent all instruments, documents and monies necessary to complete this sale in accordance with this Agreement.

9.          TITLE INSURANCE. Seller has at its cost furnished to Purchaser a preliminary commitment for title insurance issued by Chicago Title Insurance Company for the full amount of the purchase price for Real Property. As soon as practical after Closing, Seller shall cause Chicago Title Insurance Company to deliver to Purchaser an ALTA standard form Owner's Policy of Title Insurance issued pursuant to the Title Commitment. The Title Insurance shall insure the Property as provided in Section 8 hereof. Purchaser shall pay for all additional endorsements that it may order in connection with the purchase of the Property.

10.        POSSESSION, RISK OF LOSS. Purchaser shall be entitled to possession of the Purchased Assets at Closing. Seller shall maintain the Purchased Assets in their present condition, reasonable wear and tear from normal usage excepted, until the Closing. Seller shall bear all risk of loss until Closing. If any of the Purchased Assets are materially and adversely affected by fire or casualty, or made subject to a condemnation proceeding or threat thereof, Purchaser may by notice to Seller decline to close and may terminate this Agreement; or Purchaser may elect to proceed to close, in which event, from the date of said election, Purchaser shall have (and this Agreement shall constitute evidence that Purchaser does have): (i) all right, title and interest in and all rights of negotiation, settlement, claim or litigation arising from or associated with any condemnation proceeding or award, and (ii) all of Seller’s rights in any insurance proceeds payable on account of any fire or casualty.

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11.       CLOSING COSTS. The costs of Closing, excluding the purchase price, real and personal property taxes and proratable items to be deposited by cashier's check with Closing Agent, shall be borne by the parties as follows:

	SELLER	PURCHASER	SPLIT
Title Insurance Premium	X
Excise Tax	X
Sales or Use Tax (if any)		X
Closing Fees			X
Recording Fees		X

12.       ITEMS TO BE PRORATED. Real property and personal property taxes and assessments shall be prorated as of Closing.

13.       RIGHTS OR OBLIGATIONS CONCERNING GROWING CROPS.

The parties agree that from and after Closing, Purchaser shall own all crops being grown on the Property. Purchaser shall reimburse Seller for its costs and expenses related to growing any of Seller’s subject crops prior to closing and any inventory of gas and diesel.

14.       SELLER’S REPRESENTATIONS AND WARRANTIES. In addition to the limited warranties of title contained in Section 8 hereof, Seller represents and warrants to its knowledge:

A.         Seller hereby conveys with the Property, any and all water rights associated with the Property, free and clear of any encumbrances, other than Permitted Encumbrances, and all related rights granted by the State of Washington or other authoritative governmental body.

B.          Seller represents that all such water rights being conveyed are in good standing in accordance with all required terms and conditions;

C.          Seller has or will have at Closing full power and legal right and ability to convey, assign and transfer to Purchaser these water rights. At Closing, Seller shall provide a resolution of its Company(ies) or entities authorizing Seller to enter into this transaction and indicating that this transaction is fully binding upon the Seller and its entities.

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D.         The authorized places of use, the points of withdrawal, and the piping and equipment associated with or used in connection with these water rights are all located within the boundaries of the Property or areas approved by the water permits issued by the Washington State Department of Ecology;

E.          As of Execution Date, the Improvements, including all irrigation and other operating systems, that are part of the Property, are in working order;

F.          Seller has not received notice that it is in violation of any of the water rights conveyed hereby, that any Improvements, Personal Property or Fixtures have been damaged so as to render them inoperable, or that it is a party to any law suit or order of a court or governmental body that would materially interfere with its ability to consummate the Purchase and Sale Agreement;

G.         Seller has not stored or deposited any substance classified as a hazardous substance as defined under RCW 70.105D.020(7) in violation of any local, state, or federal statute, regulation or order or in a manner inconsistent with the instructions from the manufacturer pertaining to such substance and has no knowledge that any other person has stored or deposited same in violation of any local, state, or federal statute, regulation or order or in a manner inconsistent with the instructions from the manufacturer pertaining to such substance;

H.         There is no pending condemnation or similar proceeding affecting the Property or any portion thereof, and Seller has not received notice that any such proceeding is contemplated;

I.          Seller has complied in all material respects with legal requirements of its ownership and use of the Property.

J.           As to the Contracts, (i) the Contracts are the only Contracts that affect or otherwise give rights or possessory interests in the Property other than contracts that may be terminated without penalty or obligation to Purchaser and upon thirty (30) days notice, (ii) Seller has not received notice of any defense, set-off, claim or counterclaim, suspension or revocation affecting said Contracts, or any of them; (iii) with respect to any Contract requiring a payment or other form of performance by the other party to said Contract, there has been no prepayment or advance performance thereunder; and (iv) the Contracts are not in default;

K.         Closing will not violate any law or court or governmental order to which the Property or Seller is subject or the terms of any Contract;

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L.          There are no persons, other than Seller and persons that are parties to the Contracts, or Purchaser, in possession of the Property;

M.        Seller(s) who are not individuals, are duly authorized joint ventures, corporations or trusts in good standing under Washington law;

N.         This Agreement and Seller’s performance hereof have been duly authorized by the Owners and Manager, respectively;

O.         This Agreement is binding upon Seller in accordance with its terms;

P.          Seller is engaged in commercial agriculture;

Except as otherwise specifically provided in this Agreement, Purchaser accepts the Purchased Assets and title thereto AS IS and WITH ALL FAULTS, and there are no implied warranties or representations by Seller respecting same. For purposes hereof, Seller’s knowledge means the actual current knowledge of Janet L. Taggares, President and Tom Dickey, Vice President and Chief Financial Officer of P. J. Taggares Company, it being Seller’s representation to Purchaser that P. J. Taggares Company is the manager of Seller and whose officers are actively engaged in the operations and day to day management of the Property. Where a representation or warranty refers to notice, it shall mean receipt of written notice from the governmental agency or contract party. If Purchaser has knowledge that any representation or warranty of Seller contained herein is not true at Closing, fails to give notice thereof to Seller prior to Closing Date while Purchaser has an opportunity to terminate this Agreement and thereafter Closes, that representation or warranty shall have no further force and effect. Representations shall survive Closing by twelve (12) months and shall thereafter be without legal force and effect unless suit is brought by Purchaser respecting a breach thereof within such twelve (12) month period, but this limitation shall not apply to any warranty contained in this Agreement, or to any false representation made in this Agreement, with actual knowledge of its falsity. Each representation shall be true as of Closing.

15.        PURCHASER’S REPRESENTATIONS AND WARRANTIES. Purchaser represents and warrants:

A.         This Agreement is binding upon Purchaser in accordance with its terms;

B.          Purchaser is engaged in commercial agriculture.

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If Seller has notice that any representation of Purchaser contained herein is not true at Closing, fails to give notice thereof to Purchaser prior to Closing Date with opportunity to terminate this Agreement and thereafter Closes, that representation shall have no further force and effect. Representations shall survive Closing by twelve (12) months and shall thereafter be without legal force and effect unless suit is brought by Seller respecting a breach thereof within such twelve (12) month period, but this limitation shall not apply to any warranty contained in this Agreement, or to any false representation contained in this Agreement, made with actual knowledge of its falsity. Each representation shall be true as of Closing.

16.      DEFAULT REMEDIES. If Seller defaults, Purchaser may seek a refund of its Earnest Money and terminate this Agreement, or seek specific performance or damages. If the Seller declines to sell the Property to Purchaser for any reason, then, in addition to any other remedies available to the Purchaser hereunder, the Seller shall immediately reimburse Purchaser for all its reasonable fees, expenses and costs spent or incurred in contemplation and furtherance of this transaction. If Purchaser defaults by failing to obtain traditional financing or consummate the IPO Financing and close this transaction on or before November 15, 2014, this Agreement will terminate and Seller shall be entitled to retain the Earnest Money, together with any other remedies available to the Seller hereunder.

17.      PURCHASER'S ACCESS. Purchaser, its agents or contractors, if any, shall have the right upon reasonable notice to have access to the Property from time to time prior to Closing. Purchaser shall repair any damage to the Property resulting from Purchaser’s entry onto the property pursuant to this Section and shall defend, indemnify, and hold harmless Seller from any third party claims resulting from such entry by Purchaser, its contractors, agents or employees.

18.      SURVIVAL. All warranties, representations, indemnities and agreements contained herein or arising out of the sale of the Property by Seller to Purchaser shall survive the delivery and recordation of the Statutory Warranty Deed, the payment and delivery of the Purchase Price, and the Closing of the purchase and sale of the Property, but with respect to representations and warranties set forth in Sections 14 and 15 hereof, and the provisions governing confidentiality and use of information set forth in Section 31 hereof, such shall survive only in accordance with their respective terms.

19.      COUNTERPART EXECUTION. This Agreement may be executed in several counterparts, each of which shall be fully effective as an original, and all of which together shall constitute one and the same instrument.

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20.      INVALID PROVISIONS. If any one or more of the provisions of this Agreement, or the applicability of any such provision to a specific situation, shall be held invalid or unenforceable, such provision shall be modified to the minimum extent necessary to make it or its application valid and enforceable, and the validity and enforceability of all other provisions of this Agreement and all other applications of any such provision shall not be affected hereby.

21.     FURTHER ACTS. In addition to the acts recited in this Agreement to be performed by Seller and Purchaser, Seller and Purchaser agree to perform or cause to be performed at the Closing or after the Closing any and all such further acts as may be reasonably necessary to consummate the transactions contemplated hereby.

22.      NOTICES. All notices, demands, requests and other communications required or permitted hereunder shall be in writing, and shall be deemed to be delivered when actually received, or earlier and regardless of actual receipt (except where receipt is specified in this Agreement), upon the expiration of three (3) days following its deposit in a regularly maintained receptacle for the United States mail, registered or certified, postage fully prepaid, addressed to the addressee at its address set forth below, or at such other address as such party may have specified therefor by notice delivered in accordance with this Section and actually received by addressee.

If to Purchaser:	T3 Ag Investments, LLC,
Attention: Peter Taggares IV
17855 Washington 124
Burbank, WA 99323

If to Seller:	Snake River Vineyards
C/o P. J. Taggares Company
Attention: Tom K. Dickey
330 E Stratford-on-Avon
Othello, WA 99344

The parties agree that where notice is for a period of less than ten (10) days, it may be delivered electronically, if followed immediately by a mailing meeting the requirements hereof. Electronic delivery shall be deemed effective when transmitted if confirmation of the transmission is received by the sender at the time of the transmission.

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23.       TIME. Unless otherwise expressly provided herein, any period of time specified in this Agreement shall expire at 5:00 p.m., Pacific Time, on the last calendar day of the specified period of time.

24.      SUCCESSORS. This Agreement shall be binding upon and shall inure to the benefit of the parties’ respective successors and assigns.

25.       BROKERS. Seller and Purchaser warrant that neither has entered any agreement by which a commission or compensation will become due to any finder, broker or real estate agent in connection with this Agreement or the conveyance of the Property.

26.      NO ASSUMPTION OF SELLERS’ LIABILITIES. Purchaser shall not be deemed to have assumed any liability, known or unknown, of Seller by virtue of this Agreement unless such liability is an Assumed Encumbrance under this Agreement or is expressly assumed in writing by Purchaser in a further document executed at or before Closing.

27.      NO WAIVER. The waiver by either party of the performance of any covenant, condition or promise, including the time for performance thereof on the part of the other party, shall not invalidate this Agreement, nor shall it be considered to waive the full and timely performance of any other covenant, condition or promise contained herein. The exercise of any remedy provided by law or by this Agreement shall not exclude any other remedy, unless it is expressly excluded herein.

28.      TIME OF ESSENCE. Time is of the essence of each and every covenant, condition and agreement of this Agreement.

29.      APPLICABLE LAW; VENUE; ATTORNEY’S FEES AND COSTS. This Agreement shall be governed and interpreted in accordance with the laws of the State of Washington. The venue of any action brought to interpret or enforce this Agreement shall be laid in Walla Walla County. In any action, which may be brought to enforce or interpret this Agreement, the prevailing party shall be entitled to an award of reasonable attorneys’ fees and costs.

30.      ENTIRE AGREEMENT. This Agreement, with Exhibits and Recitals contain the entire agreement of the parties hereto and supersedes all of their previous understandings and agreements, written and oral, with respect to the subject matter hereof. This Agreement may be amended only by written instrument executed by Seller and Purchaser or their lawful successors and assigns subsequent to the date hereof.

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31.         CONFIDENTIALITY AND NONINTERFERENCE. The parties recognize that, during the term of this Agreement, Purchaser will have access to, be provided with or otherwise discover confidential information about the Purchased Assets, Seller’s operation thereof, and the Contracts, during the course of its due diligence. Purchaser covenants that it will maintain the confidentiality of all such confidential information that it receives from Seller or its agents, or otherwise discovers based upon its due diligence investigation of the Purchased Assets. To the extent any condition contrary to Section 14G of this Agreement is discovered by Purchaser during such due diligence, Purchaser shall provide notice and if such information is embodied in any document, a copy thereof, to Seller. If Closing does not occur, Purchaser shall return all documents provided by Seller without retaining a copy thereof and will destroy all other information about Seller’s operation, the Purchased Assets, and the Contracts discovered by Purchaser in due diligence without retaining a copy thereof. Upon request from Seller, Purchaser shall certify compliance herewith to Seller, in a document reasonable in form and content and furnished by Seller. If Closing does not occur, Purchaser shall have used confidential information provided by Seller or otherwise discovered during due diligence only for purposes of such due diligence investigation of the Purchased Assets by Purchaser and exclusively for purposes of determining whether Purchaser would purchase the same. Purchaser shall cause no business interruption to Seller and shall not contact any vendor, service provider, employee or customer of Seller, Renter or regulatory agency with authority over the Purchased Assets, except during such due diligence and for purposes thereof and with prior notice to Seller, it being understood, however, that the purpose of this Section is to prevent unfair use of confidential information and solicitation of Seller’s employees, and that this Agreement shall not restrict contact between Purchaser and any person or regulatory authority in regard to Purchaser’s own ongoing business and regulatory affairs. Purchaser agrees that no confidential information provided by Seller to Purchaser pursuant to this agreement, or developed by Purchaser in furtherance of its due diligence investigation of the Purchased Assets, will be disclosed to anyone other than to Purchaser’s employees, consultants, investors, attorneys, accountants and lender, and will be used solely by Purchaser to evaluate whether to purchase the Purchased Assets and for no other purpose, unless otherwise required by law. Purchaser shall provide a copy of this Section 31 of this Agreement to each such person and shall instruct each to abide by the provisions hereof. Purchaser agrees that Seller shall be entitled to specific performance with respect to the enforceability of Purchaser’s obligations of confidentiality and Purchaser’s agreement of confidentiality herein, and grants to Seller the right to specifically enjoin or restrain such action should Purchaser breach this provision. The remedies provided herein shall not be exclusive, and in any action concerning the matters set forth in this Section the prevailing party shall be entitled to reasonable attorneys’ fees and costs. This Section 31 shall survive any termination of this Agreement.

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32.       Caption.    All captions or subtitles used herein are intended solely for convenience of reference and shall in no way limit or broaden any of the provisions of this Agreement.

33.       Cooperation.  All parties hereto agree to fully cooperate in all matters related to or arising out of this Agreement.

34.       Scrutiny. This Agreement has been submitted to the scrutiny of all parties and their respective legal counsel and shall be given a fair and reasonable interpretation in accordance with the words hereof without consideration or weight being given to its being drafted by or for one of the parties. If in fact one of the parties has not submitted this Agreement to the scrutiny of their legal counsel, such party stipulates that, despite having had the opportunity to do so, they waived the same and elected to proceed without the benefit of such legal review.

Dated this 25th day of November, 2013.

PURCHASER:		SELLER:
T3 AG INVESTMENTS, LLC,		SNAKE RIVER VINEYARDS
By: P. J. Taggares Company, its Manager

By:	/s/ Peter J. Taggares IV	By:	/s/ Tom Dickey
Peter J. Taggares IV, Manager			TOM DICKEY, Vice President

		By:	/s/ Janet Taggares
Print Name: Janet Taggares
Title: President

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EXHIBITS

EXHIBIT 1 – LEGAL DESCRIPTION OF LAND PURCHASED

EXHIBIT 2 – LISTING OF ALL PERSONAL PROPERTY INCLUDED IN PURCHASE

EXHIBIT 3 – CORRECT COPIES OF ALL CONTRACTS ENCUMBERING OR BENEFITTING THE PROPERTY OR THAT AFFECT IN A MATERIAL WAY THE USE THEREOF. COPIES SHALL INCLUDE, WITHOUT LIMITATION, ALL LEGAL AND AUTHORITATIVE SUBSTANTIATION TOGETHER WITH A COMPLETE LIST DESCRIBING THE CONTRACTS.

EXHIBIT 4- APPLE PLANTINGS

EXHIBIT 5- CONCORD GRAPE PLANTINGS

EXHIBIT 6- LIST OF BUILDINGS

EXHIBIT 7- WATER RIGHTS

BLOOMFIELD 50520-11 1343592v2

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